EXHIBIT 10.9.2

SECOND AMENDMENT TO THE
MERISTAR HOTELS & RESORTS, INC.
NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN

Pursuant to the approval by the Board of Directors of MeriStar Hotels & Resorts, Inc. (the “Company”) and the Company’s shareholders at the Company’s 2002 Annual Meeting, the MeriStar Hotels & Resorts, Inc. Non-Employee Directors’ Incentive Plan (the “Plan”) is amended, effective August 1, 2002, as follows:

1.	The Plan shall now be called the Interstate Hotels & Resorts, Inc. Non-Employee Directors’ Incentive Plan and every place that the word “MeriStar” is used in the Plan shall be replaced by the word “Interstate”.

2.	The following paragraph shall be added to the end of Article VII of the Plan:

“Notwithstanding the foregoing, no adjustment to the maximum aggregate number of shares of Common Stock that may be issued under the Plan or the size of the awards to be granted under Article 4.1 hereof shall be made in respect of any reverse stock split approved at the Company’s 2002 Annual Meeting of stockholders that is effected by the Company in accordance with such approval.”

IN WITNESS WHEREOF, Interstate Hotels & Resorts, Inc. has caused this amendment to the Plan to be duly executed in its corporate name this 1st day of August, 2002.

INTERSTATE HOTELS & RESORTS, INC

______________________________ Christopher L. Bennett Senior Vice President, General Counsel and Secretary